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                                  EXHIBIT 11.1

                                KERR GROUP, INC.
             Statement Re: Computation of Per Share Earnings (Loss)

                                                             Years Ended December 31,
                                                  -------------------------------------------
                                                  1995      1994     1993      1992      1991
                                                  ----      ----     ----      ----      ----
                                                       (in thousands, except per share data)
                                                       -------------------------------------
Primary Net Earnings (Loss) Per
Common Share
     Net earnings (loss)                        ($5,307)  $3,404   ($1,633)  ($2,697)  ($2,579)
     Less Preferred Stock dividends                (829)    (829)     (829)     (829)     (829)
                                                -------   ------   -------   -------   -------
     Net earnings (loss) applicable to primary
         earnings (loss) per common share       ($6,136)  $2,575   ($2,462)  ($3,526)  ($3,408)
                                                =======   ======   =======   =======   =======

     Weighted average number of
         common shares outstanding                3,842    3,674     3,669     3,675     3,675
                                                =======   ======   =======   =======   =======

     Primary net earnings (loss) per
         common share                           ($ 1.60)  $ 0.70   ($ 0.67)  ($ 0.96)  ($ 0.93)
                                                =======   ======   =======   =======   =======

Fully Diluted Net Earnings (Loss) Per
Common Share

     Net earnings (loss) applicable to primary
         earnings (loss) per common share       ($6,136)  $2,575   ($2,462)  ($3,526)  ($3,408)
     Add Preferred Stock dividends                  829      829       829       829       829
                                                -------   ------   -------   -------   -------
     Net earnings (loss) applicable to
         fully diluted earnings (loss)
         per common share                       ($5,307)  $3,404   ($1,633)  ($2,697)  ($2,579)
                                                =======   ======   =======   =======   =======

     Weighted average number of
         common shares outstanding                3,842    3,674     3,669     3,675     3,675
     Common shares issuable from assumed
         conversion of Preferred Stock              709      709       709       709       709
     Incremental common shares
         issuable upon assumed exercise
         of outstanding stock options                31       22         6         3        --
                                                -------   ------   -------   -------   -------
     Adjusted weighted average number
         of common shares outstanding             4,582    4,405     4,384     4,387     4,384
                                                =======   ======   =======   =======   =======

     Fully diluted net earnings (loss)
         common share:
              As computed                       ($ 1.16)  $ 0.77   ($ 0.37)  ($ 0.61)  ($ 0.59)
                                                =======   ======   =======   =======   =======
              As reported (a)                   ($ 1.60)  $ 0.70   ($ 0.67)  ($ 0.96)  ($ 0.93)
                                                =======   ======   =======   =======   =======



(a) The calculation of fully diluted net earnings (loss) per common share for all years was not dilutive.